Exhibit 10.13

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
DB AVIATOR MANAGER ROLLOVER HOLDINGS, L.P.

LIMITED PARTNERSHIP INTERESTS IN DB AVIATOR MANAGER ROLLOVER HOLDINGS, L.P., A DELAWARE LIMITED PARTNERSHIP, HAVE NOT BEEN REGISTERED WITH OR QUALIFIED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES REGULATORY AUTHORITY. THE INTERESTS ARE BEING SOLD IN RELIANCE UPON EXEMPTIONS FROM SUCH REGISTRATION OR QUALIFICATION REQUIREMENTS. THE INTERESTS CANNOT BE SOLD, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF EXCEPT IN COMPLIANCE WITH THE RESTRICTIONS ON TRANSFERABILITY CONTAINED WITHIN THIS LIMITED PARTNERSHIP AGREEMENT AND APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

EXECUTION VERSION

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT
OF
DB AVIATOR MANAGER ROLLOVER HOLDINGS, L.P.

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT dated to be effective as of July 22, 2020 (the “Effective Date”) is entered into by and among (a) Colony Valhalla GP, LLC, a Delaware limited liability company, as General Partner, (b) Colony Capital Acquisitions, LLC, a Delaware limited liability company, as the withdrawing initial limited partner (the “Initial Limited Partner”) and (c) each of the Persons admitted to the Partnership as Limited Partners.
The Partnership was formed on June 24, 2020 pursuant to a Certificate of Limited Partnership filed with the Delaware Secretary of State (as amended, restated, supplemented or otherwise modified from time to time, the “Certificate”) and a Limited Partnership Agreement between the General Partner and the Initial Limited Partner (the “Original Partnership Agreement”). The General Partner and the Initial Limited Partner wish to (i) admit the Limited Partners into the Partnership for the purposes of and upon the terms and conditions as set out in this Agreement, which shall hereafter apply to the Partnership in substitution for the terms of the Original Agreement and (ii) have the Initial Limited Partner withdraw from the Partnership upon such admission of the Limited Partners. The parties hereby amend and restate the Original Partnership Agreement in its entirety to read as follows:
ARTICLE I DEFINITIONS
1.1    Definitions.
Unless the context otherwise requires, the following terms shall have the following meanings for purposes of this Agreement:
“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as the same may be amended from time to time.
“Adjusted Capital Account Deficit” means, with respect to any Partner, the negative balance, if any, in such Partner’s Capital Account as of the end of any relevant fiscal year or other period, determined after giving effect to the following adjustments:
(a)    credit to such Capital Account any portion of such negative balance which such Partner (i) is treated as obligated to restore to the Partnership pursuant to the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(c), or (ii) is deemed to be obligated to restore to the Partnership pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and
(b)    debit to such Capital Account the items described in Treasury Regulations Sections 1.704‑1(b)(2)(ii)(d)(4), (5) and (6).

“Affiliate” means, when used with reference to a specified Person, any Person that directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person, and the term “affiliated” has the meaning correlative to the foregoing.
“Agreement” means this Amended and Restated Limited Partnership Agreement, as amended, modified, supplemented or restated from time to time.
“Aviator DREIT” means Aviator DC REIT, LLC, a Delaware limited liability company.
“Business Day” means any day other than a Saturday, a Sunday or a holiday on which commercial banks in the State of New York are required to be closed.
“Capital Account” means the account established and maintained for each Partner on the books of the Partnership determined as set forth in Section 4.1.
“Capital Contributions” means the total amount of money or assets contributed by each Partner to the Partnership pursuant to the terms of this Agreement (including, for the avoidance of doubt, the Class A Units contributed by the Class A Limited Partners to the Partnership as set forth in Section 3.2(a)).
“Certificate” has the meaning set forth in the recitals to this Agreement.
“Class A Limited Partner” means any of MCG Analog, LLC, a Delaware limited liability company, the Ganzi Extended Family Trust or BJJ Analog, LLC, a Delaware limited liability company.
“Class A Units” has the meaning set forth in Section 3.2(a).
“Class B Limited Partner” means Valhalla Management Holdings, LLC, a Delaware limited liability company.
“Code” has the meaning set forth in Section 4.1.
“Control” means, for any Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, by having the right to appoint the majority of the members of the board (or other governing body of such Person), or otherwise, in all instances notwithstanding the rights of any other Persons with respect to usual and customary major decisions, if any, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing. The right to participate in usual and customary major decisions shall not in itself constitute Control.
“DCR Holdings” means DCR YieldCo Holdings, LP, a Delaware limited partnership.
“Disposition” means the sale, exchange, redemption, principal repayment, repurchase or other disposition by the Partnership of all or any portion of any Investment for cash or for Marketable Securities and shall include (a) the receipt by the Partnership of a liquidating dividend for cash or for Marketable Securities on any Investment or any portion thereof and (b) the distribution in kind to the Partners of all or any portion of any Investment as permitted hereby. The General Partner shall determine, in its good faith judgment, to what extent any refinancing, recapitalization or other similar transaction with respect to an Investment constitutes a Disposition.
“Effective Date” has the meaning set forth in the introductory paragraph to this Agreement.
“Estate Planning Entity” of a Person means (a) such Person’s or its beneficial owner’s immediate family members including grandparents and lineal descendants of grandparents, (b) any trust, partnership, corporation, limited liability company or other entity established for the benefit of any Person described in clause (a) and (c) any charitable or foundation or nonprofit organization controlled by any Person described in clauses (a) or (b).
“Fair Value” means the fair value of any Interest, any Investment or other asset of the Partnership, as determined by the General Partner. In determining the Fair Value of any Investment or any other asset of the Partnership, the General Partner shall apply the following: (a) Marketable Securities will be valued taking into account the average of their last sale price on the principal national securities exchange on which they are traded on each Business Day during the 11-day period immediately prior to and the 11-day period immediately following the date of determination or, if no sales occurred on any such day, the mean between the closing “bid” and “asked” prices on such day, or if the principal market for such Securities is, or is deemed to be, in the over-the-counter market, their average closing “bid” price on each day during such period, as published by the National Association of Securities Dealers Automated Quotation System or, if such price is not so published, the mean between their closing “bid” and “asked” prices, if available, on each day during such period, which prices may be obtained from any reputable nationally recognized broker or dealer, (b) any Investment or other asset of the Partnership that is not a Marketable Security will be valued by the General Partner in good faith in accordance with U.S. generally accepted accounting principles and (c) all valuations shall be made taking into account all factors, information and data deemed by the General Partner to be pertinent, including, without limitation, if and as appropriate, the existence of a control block, the anticipated impact on current market prices of immediate sale, the lack of a market for such asset, and the impact on present value of factors such as the length of time before any such sales may become possible and the cost and complexity of any such sales. In determining the Fair Value of any Partner’s Interest, the General Partner shall take into account the distributions that would be made to the Partner if the Partnership were dissolved, its affairs wound up and its assets sold for cash equal to their respective Gross Asset Values, all Partnership liabilities were satisfied, and the net assets of the Partnership were distributed in accordance with Section 4.2(b) to the Partners. For all purposes of this Agreement, all valuations made by the General Partner shall be final and conclusive on the Partnership and all Partners, their successors and assigns, absent manifest error. In determining the Fair Value of any Interest, any Investment or other asset of the Partnership, the General Partner may obtain and rely on information provided by any source or sources reasonably believed to be accurate.
“General Partner” means Colony Valhalla GP, LLC, a Delaware limited liability company, in its capacity as general partner of the Partnership, together with any other Person that succeeds to the role of general partner of the Partnership pursuant to the terms of this Agreement.
“Indemnified Losses” has the meaning set forth in Section 9.2.
“Indemnified Parties” has the meaning set forth in Section 9.1.

“Initial Limited Partner” has the meaning set forth in the introductory paragraph to this Agreement.
“Interest” means a Partner’s entire ownership interest in the Partnership.
“Investment Revenues” means the sum of (a) all receipts of the Partnership relating to any Investment other than Capital Contributions, which receipts include, without limitation, distributions from any Investment, interest, proceeds from the Disposition of all or a portion of any Investment, financing or refinancing proceeds attributable to any Investment and insurance and condemnation proceeds relating to any Investment, (b) any financing, break-up and other fees paid by third parties and received by the Partnership with respect to any Investment and (c) any reserves previously set aside from items (a) and (b) pursuant to clause (e) of the definition of Net Investment Revenues where the obligation reserved against has been paid or that are deemed available for distribution by the General Partner.
“Investments” means the Partnership’s interests in DCR Holdings, its subsidiaries or Affiliates including, without limitation, any follow-on or working capital investment made by the Partnership in DCR Holdings, Aviator DREIT or any of their respective Affiliates.
“IRR” means, with respect to the Class A Limited Partners, the discount rate, using cumulative annual compounding, at which the net present value equals zero.  The IRR shall be calculated by the General Partner (after consultation with its tax advisor) on the basis of the actual number of days elapsed over the number of days in the applicable calendar year using the “XIRR” function in Microsoft Excel 2007 or any other acceptable spreadsheet program selected by the General Partner.
“Limited Partner” means any of the Class A Limited Partners or the Class B Limited Partner, in its capacity as a limited partner of the Partnership.
“Liquidator” means the General Partner, or if there is no General Partner, such other Person appointed by a majority of the Percentage Interests of the Class A Limited Partners (determined as of the most recent Valuation Date), who shall be responsible for taking all action necessary or appropriate to wind up the affairs of, and distribute the assets of, the Partnership following its dissolution.
“Losses” has the meaning set forth in Section 9.10.
“Marketable Securities” means securities that are traded on a national securities exchange in the United States, reported through the National Association of Securities Dealers, Inc. Automated Quotation System or otherwise actively traded over-the-counter in the United States, and are not subject to restrictions on transfer as a result of (a) applicable contract provisions, (b) the provisions of the Securities Act, other than the volume and method-of-sale restrictions of Rule 144 promulgated thereunder or any successor thereto, or (c) other applicable securities law.
“MIP Expenses” means all out-of-pocket costs and expenses incurred by the General Partner, the Partnership, their respective Affiliates and any directors, officers, employees and agents of any of the foregoing in connection with administering the Class B Limited Partner’s management incentive plan, as reasonably determined by the General Partner.

“Net Investment Revenues” means an amount determined by the General Partner equal to the excess of Investment Revenues over (a) MIP Expenses, (b) all non-capitalized cash expenditures and costs due and payable relating to the operation of the Partnership or the acquisition and management of any Investment, ownership and Disposition of any Investment and any fees paid or due and payable by the Partnership not previously deducted from Investment Revenues relating to any Investment; provided, for the avoidance of doubt, Net Investment Revenues shall not be reduced by any management fee, carried interest, or similar compensation payable by the Class A Limited Partners to the General Partner or any of its Affiliates, (c) amounts paid or due and payable by the Partnership in respect of any indebtedness related to any Investment, (d) extraordinary expenses paid or due and payable by the Partnership and not previously deducted from Investment Revenues relating to any Investment, (e) capital expenditures for any Investment (other than to acquire such Investment) that are paid or due and payable by the Partnership and (f) reasonable reserves established by the General Partner to meet anticipated MIP Expenses and operating and capital expenditures of the Partnership.
“Net Loss” or “Net Profit” has the meaning set forth in Section 4.1(a).
“Non-Public Information” has the meaning set forth in Section 14.15(a).
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).
“Notice” means a writing containing the information required by this Agreement to be communicated to a Person and personally delivered to such Person or sent by facsimile, e-mail, other electronic means or overnight courier nationally recognized (or, in the case of any Notice sent to or from a country outside of the United States, internationally recognized) courier to such Person at the last known address of such Person as shown on the books of the Partnership; provided, however, that any written communication containing such information actually received by a Person shall constitute Notice for all purposes of this Agreement. A Notice shall be deemed effectively given and received (a) upon personal delivery, (b) if sent by facsimile, e-mail or other electronic means, when confirmation of transmission is received or, if such confirmation is received on a day other than a Business Day, on the next Business Day, (c) if delivered by overnight courier, when delivered and (d) if posted on the Partnership’s intranet website, on the day an e-mail is sent to a Limited Partner instructing it that a Notice has been posted.
“Officer” has the meaning set forth in Section 6.2.
“Original Partnership Agreement” has the meaning set forth in the recitals to this Agreement.
“Partner” means any of the General Partner or the Limited Partners, in its capacity as a partner of the Partnership, as the context requires.
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i). A Partner’s share of Partner Nonrecourse Debt Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(i)(5).
“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and (2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Treasury Regulations Section 1.704-2(i)(2).
“Partnership” means DB Aviator Manager Rollover Holdings, L.P., a Delaware limited partnership, as it may from time to time be constituted.
“Partnership Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704‑2(d). In accordance with Treasury Regulations Section 1.704-2(d), the amount of Partnership Minimum Gain is determined by first computing, for each Partnership nonrecourse liability, any gain the Partnership would realize if it Disposed of the property subject to that liability for no consideration other than full satisfaction of the liability, and then aggregating the separately computed gains. A Partner’s share of Partnership Minimum Gain shall be determined in accordance with Treasury Regulations Section 1.704-2(g)(1).
“Partnership Representative” has the meaning set forth in Section 6.3.
“Partnership Sale” means (a) a sale of all or substantially all of the assets of the Partnership in one transaction or a series of related transactions, or (b) a direct or indirect sale of 100% of the equity interests of all Partners in the Partnership (whether by merger, consolidation, sale or Transfer of the Interests) in one transaction or a series of related transactions, in each case to a Purchaser.
“Partnership Sale Allocation Schedule” has the meaning set forth in Section 7.3(b).
“Partnership Sale Consideration” has the meaning set forth in Section 7.3(a).
“Percentage Interest” means, with respect to any Class A Limited Partner, as of any Valuation Date, (a) during the period from the Effective Date through (but excluding) the first date the Partnership consummates its first Subsequent Investment, a fraction (expressed as a percentage), (i) the numerator of which is the aggregate amount of Capital Contributions by such Class A Limited Partner and (ii) the denominator of which is the aggregate amount of Capital Contributions by all Class A Limited Partners and (b) from and after the date the Partnership consummates its first Subsequent Investment, a fraction (expressed as a percentage) (i) the numerator of which is the Fair Value of such Class A Limited Partner’s Interest and (ii) the denominator of which is the aggregate Fair Values of all Class A Limited Partners’ Interests.
“Person” means any individual, partnership (general or limited), corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.
“Purchaser” has the meaning set forth in Section 7.3(a).

“Regulatory Allocations” has the meaning set forth in Section 4.1(e).
“Securities Act” means the Securities Act of 1933, as amended, and all rules, rulings and regulations thereunder.
“Service Providers” has the meaning set forth in Section 14.15(a).
“Subsequent Investment” means any Investment made after the Effective Date (excluding the Investment made as a result of the Class A Limited Partners’ contribution of the Class A Units).
“Tax Liability” has the meaning set forth in Section 4.4.
“Transfer” means a sale, exchange, transfer, assignment, including through the transfer of Control by means of the transfer of voting stock or other equity interest, of an Interest. The terms “Transferee,” “Transferor” and “Transferred” have correlative meanings.
“Treasury Regulations” means the income tax regulations promulgated under the Code, as may be amended from time to time (including corresponding provisions of succeeding regulations).
“Valuation Date” means (a) the last Business Day of each calendar quarter and (b) any other date determined by the General Partner in its sole discretion.
1.2    Rules of Construction. The parties intend that any ambiguities will be resolved without reference to which party has drafted this Agreement. All Article, Section, subsection or Paragraph titles or other captions in this Agreement are for convenience only, are not part of this Agreement and in no way define, limit, extend or describe the scope or intent of any of its provisions. Unless the context otherwise requires: (a) a term has the meaning assigned to it; (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with U.S. generally accepted accounting principles; (c) “or” is not exclusive; (d) words in the singular include the plural, and words in the plural include the singular; (e) “amended,” with reference to a law, a statute, rule or regulation, is deemed to be followed by “from time to time”; (f) “herein,” “hereof” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection, Paragraph, clause, or other subdivision; (g) all references to “Appendix,” “clause,” “Section,” “Subsection,” “Paragraph,” “Subparagraph” or “Article” refer to the particular Appendices, clauses, Sections, Subsections, Paragraphs, Subparagraphs or Articles in or attached to this Agreement; (h) “desirable” includes “necessary,” “advisable” and “appropriate”; (i) “including” or “includes” when following any general provision, sentence, clause, statement, term or matter, will be deemed to be followed by “, but not limited to,” and “, but is not limited to,” respectively; (j) all pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof; and (k) any reference herein to a “day” that is not expressly referred to as a Business Day shall be a calendar day. Whenever in this Agreement a Person is permitted or required to make a decision or a determination (x) in its “discretion” or “sole discretion” or under a grant of similar authority or latitude, the Person will, to the fullest extent permitted by the Act, be entitled to consider any interests and factors as it desires, including its own interests, and will have no duty or obligation to give any consideration to any interest of, or factors affecting, the Partnership or the Partners; (y) in its “good faith,” in a “commercially reasonable” manner, or under another express standard, the Person will act under such express standard and will not be subject to any other or different standards imposed by this Agreement or otherwise; or (z) and no standard is expressed, the Person will apply relevant provisions of this Agreement in making such decision or determination.
ARTICLE II
ORGANIZATION
2.1    Formation. The Partnership has been formed pursuant to the Act. The rights and liabilities of the Partners will be as provided in the Act, except as expressly provided in this Agreement. If there is any inconsistency between any provision of this Agreement and any provision of the Act, this Agreement will govern to the extent such provision of the Act can be modified.
2.2    Name. The name of the Partnership is DB Aviator Manager Rollover Holdings, L.P. The General Partner is authorized to make any changes in the name of the Partnership, and may otherwise conduct the business of the Partnership under any other name that the General Partner may deem desirable. Any such change or other name, as the case may be, shall be designated in writing by the General Partner to the Limited Partners. In the case of a change of name of the Partnership pursuant to this Section 2.2, specific references herein to the name of the Partnership shall be deemed to have been amended to the name as so changed.
2.3    Principal Office; Place of Business. The principal office and place of business of the Partnership is located at 515 South Flower Street, 44th Floor, Los Angeles, California 90071. The General Partner may change the location of the Partnership’s principal office and may establish such additional offices of the Partnership as it may from time to time determine upon Notice to the Limited Partners.
2.4    Registered Office. The address of the registered office of the Partnership in the State of Delaware is 251 Little Falls Drive, Wilmington, Delaware 19808, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office is the Corporation Service Company.
2.5    Purpose. The purposes for which the Partnership is formed are (a) to hold direct and indirect interests in one or more Investments, (b) to engage in any other lawful business under the Act and applicable law that the General Partner determines the Partnership shall engage in and (c) to do all things necessary or incidental to the foregoing.
2.6    Term. The term of the Partnership began on June 24, 2020, which is the date the Certificate was filed with the Secretary of State of the State of Delaware and, unless earlier terminated or dissolved pursuant to the Act or this Agreement, the Partnership shall have a perpetual term.
2.7    Qualification in Other Jurisdictions. The Partnership shall be qualified or registered under assumed or fictitious names or foreign limited liability company statutes or similar laws in any jurisdiction in which the Partnership owns property or transacts business to the extent such qualification or registration is necessary or, in the judgment of the General Partner desirable in order to protect the limited liability of the Partners or to permit the Partnership to lawfully own property or transact business. The Partnership shall execute, file and publish all such certificates, notices, statements or other instruments necessary to permit the Partnership lawfully to own property and conduct business as a limited partnership in all jurisdictions where the Partnership elects to own property or transact business and to maintain the limited liability of the Partners.
2.8    Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership, and no Partner individually shall have any interest in such property. Title to all such property may be held in the name of the Partnership or a designee, which designee may be a Partner or an entity affiliated with a Partner.
ARTICLE III
CAPITALIZATION
3.1    Partners.
(a)    In General. The name, address and Capital Contributions of the Partners shall be set forth in the books and records of the Partnership.
(b)    Limitation on Liability. Except as otherwise provided in this Agreement or the Act, no Partner shall be obligated to make any contribution to the Partnership or have any liability for the debts and obligations of the Partnership. For the avoidance of doubt, no Partner shall have any financial obligations relating to the Partnership other than those expressly set forth herein. If, under this Agreement or applicable law, any Partner is required to return to or for the account of the Partnership or Partnership’s creditors any amount previously distributed to such Partner, then the obligation shall be solely the obligation of such Partner and not the obligation of any other Partner (including the General Partner). The failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under the Act or this Agreement shall not, in and of itself, be grounds for imposing personal liability on a Partner for liabilities of the Partnership.
3.2    Capital Contributions.
(a)    Initial Capital Contributions. Each Class A Limited Partner contributed Class A Units in DCR Holdings (such Partner’s “Class A Units”) to the Partnership pursuant to that certain Assignment and Contribution Agreement dated as of the date hereof by and among the Class A Limited Partners and the Partnership (among others). As of the Effective Date, each Class A Limited Partner’s Capital Account will reflect the value of such Class A Limited Partner’s Class A Units as set forth in the books and records of the Partnership.
(b)    Additional Capital Contributions. Except as expressly provided in Section 3.2(a), or as otherwise required by the Act, no Partner will be required to make any Capital Contributions to the Partnership.
(c)    No Interest on or Return of Capital. No Partner shall be entitled to interest on any Capital Contribution or Capital Account. No Partner shall have the right to demand or receive the return of all or any part of any Capital Contribution or Capital Account, except as otherwise may be expressly provided herein, and no Partner shall be personally liable for the return of the Capital Contribution of any other Partner.

3.3    No Interest Paid. No Partner will be paid interest on any of its Capital Contributions or Capital Account.
3.4    Classification for Tax Purposes. The Partnership intends to be classified as a partnership for U.S. federal and state income tax purposes. Each Partner will file all tax returns and will otherwise take all tax reporting positions consistently with such treatment.
3.5    No Third Party Beneficiaries. The provisions of this Article III are intended solely to benefit the Partners and their permitted successors and assigns and, to the fullest extent permitted by applicable law, shall not be construed as conferring any benefit upon any creditor of the Partnership (and no such creditor shall be a third party beneficiary of this Agreement), and no Partner shall have any duty or obligation to any creditor of the Partnership to make any contributions or payments to the Partnership.
ARTICLE IV
ALLOCATIONS; DISTRIBUTIONS
4.1    Capital Accounts. A separate Capital Account will be established and maintained for each Partner in accordance with this Section 4.1. The Capital Account for each Partner will initially consist of the amount of such Partner’s initial Capital Contribution made pursuant to Section 3.2(a), increased thereafter by such Partner’s Capital Contributions (if any) to the Partnership and allocated share of Net Profit (as hereinafter defined), and decreased thereafter by any money and the fair market value (net of liabilities) of any property distributed to such Partner by the Partnership and such Partner’s allocated share of the Partnership’s Net Loss (as hereinafter defined). To the extent determined by the General Partner, Capital Accounts will be maintained in accordance with the principles embodied in Sections 704(b) and (c) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder.
(a)    Net Profit and Net Loss. For purposes of this Agreement, the terms “Net Profit” and “Net Loss” mean the Partnership’s net profit and net loss, respectively, for the period or periods in question, determined in accordance with federal income tax accounting principles. The General Partner can make appropriate modifications to the computation of Net Profit and Net Loss if required to be consistent with the maintenance of the Partners’ Capital Accounts pursuant to Section 4.1.
(b)    Distributions In Kind. If property is distributed in kind to the Partners, the difference between the gross fair market value of such property (as determined by the General Partner) and its book basis will be considered gain or loss that is recognized by the Partnership and such gain or loss will be allocated to the Partners in accordance with the provisions of Section 4.1(c).
(c)    Allocation of Net Profit or Net Loss. After giving effect to any Regulatory Allocations, all items of income, gain, loss and deduction comprising the Net Profit or Net Loss of the Partnership for each fiscal year or other taxable period following the Effective Date of this Agreement will be allocated as follows:
(1)    All such items that are attributable to the Partnership’s Net Investment Revenues will be allocated among the Partners to reflect appropriately the manner in which Net Investment Revenues are to be distributed pursuant to Section 4.2(b).

(2)    All such items that are not covered by the above subparagraphs will be allocated among the Partners in such manner as the General Partner deems desirable.
(d)    Special Allocations.
(1)    Minimum Gain Chargeback (Nonrecourse Liabilities). Except as otherwise provided in Treasury Regulations Section 1.704-2(f), if there is a net decrease in Partnership Minimum Gain during any Partnership fiscal year, the Partners shall be specially allocated items of Partnership income and gain for such year (and if necessary in subsequent years) in an amount equal to each Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This subsection is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(2)    Partner Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership fiscal year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and if necessary in subsequent years) in an amount equal to such Partner’s share of the net decrease in the Partner Nonrecourse Debt Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(i)(4), that is allocable to such Partner Nonrecourse Debt. Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This subsection is intended to comply with the minimum gain chargeback requirements in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.
(3)    Qualified Income Offset. In the event that any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible; provided that an allocation pursuant to this subsection shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article have been tentatively made as if this subsection were not a part of this Agreement.
(4)    Gross Income Allocation. In the event that any Partner has an Adjusted Capital Account Deficit at the end of any Partnership fiscal year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this subsection shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit in excess of such sum after all other allocations provided for in this Article have been made as if the previous subsection and this subsection were not a part of this Agreement
(5)    Loss Limitations. The Net Losses allocated pursuant to Section 4.1(c) shall not exceed the maximum amount of Net Losses that can be so allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any fiscal year. In the event that some, but not all, of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Losses pursuant to Section 4.1(c), the limitation set forth in the preceding sentence shall be applied on a Partner-by-Partner basis so as to allocate the maximum permissible Net Losses to each Partner under Regulations Section 1.704-1(b)(2)(ii)(d). All Net Losses in excess of the limitation set forth in this Section 4.1(d)(5) shall be allocated to the Partner in proportion to their respective positive Capital Account balances, if any, and thereafter to the Partners in accordance with their interests in the Partnership as determined by the General Partner, in its reasonable discretion.
(6)    Nonrecourse Deductions. The Nonrecourse Deductions shall be specially allocated in the same proportions as Net Loss.
(7)    Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership fiscal year or other period shall be specially allocated to the Partners who bear the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section1.704-2(i)(1).
(8)    Section 754 Adjustments. To the extent that an adjustment to the adjusted tax basis of any Partnership asset in accordance with Code Section 734(b) or 743(b) is required pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such sections of the Regulations.
(e)    Curative Allocations. The allocations set forth in the preceding Section 4.1(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of Net Profit or Net Loss pursuant to that Section. Therefore, notwithstanding any other provision of the Agreement (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Net Profit or Net Loss in whatever manner the General Partner determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of this Agreement. In exercising its discretion under this Section, the General Partner shall take into account future Regulatory Allocations under subsections (1) and (2) of Section 4.1(d) that, although not yet made, are likely to offset other Regulatory Allocations previously made under subsections (3) and (4) of Section 4.1(d).

(f)    Varying Interests. If during any Partnership fiscal year there is a change in any Partner’s Interest, allocations of the various items of Net Profit and Net Loss for such fiscal year will take into account the varying Interests of the Partners in the Partnership in a manner consistent with the requirements of Section 706 of the Code, using the interim closing of the books method or such other method as shall be reasonably approved by the General Partner, in its sole and absolute discretion.
(g)    General Partner’s Discretionary Powers. The General Partner can modify the allocation provisions set forth in this Section 4.1 if necessary (i) to satisfy the requirements of Sections 704(b) and (c) of the Code and the Treasury Regulations promulgated thereunder or (ii) to otherwise better reflect the overall economic or business arrangement of the Partners in respect of any particular item of income, gain, deduction or loss.
4.2    Distributions.
(a)    Timing of Distributions. Distributions will be made at such times and in such amounts as shall be determined by the General Partner, in its sole discretion.
(b)    Priority of Distributions. Subject to the remaining provisions of this Article IV, Net Investment Revenues shall be allocated among the Class A Limited Partners in proportion to their respective Percentage Interests as of the date of distribution, and the portion allocated to any Class A Limited Partner shall be distributed between such Class A Limited Partner and the Class B Limited Partner in the following order of priority (with all amounts referenced in this Section 4.2(b) being determined at the time of the applicable distribution):
(1)    First, 100% to such Class A Limited Partner until the cumulative amount distributed to such Class A Limited Partner under this Section 4.2(b)(1) since inception of the Partnership equals the aggregate Capital Contributions of such Class A Limited Partner;
(2)    Second, 100% to such Class A Limited Partner until the cumulative amount distributed to such Class A Limited Partner under Section 4.2(b)(1) and this Section 4.2(b)(2) since inception of the Partnership is sufficient for such Class A Limited Partner to achieve an 8% IRR with respect to the aggregate Capital Contributions of such Class A Limited Partner;
(3)    Third, (i) 50% to such Class A Limited Partner and (ii) 50% to the Class B Limited Partner, until the cumulative amount distributed to the Class B Limited Partner under this Section 4.2(b) (in respect of such Class A Limited Partner) since inception of the Partnership equals 3.5% of the cumulative amount distributed to such Class A Limited Partner and the Class B Limited Partner (in respect of such Class A Limited Partner) under Section 4.2(b)(2) and this Section 4.2(b)(3);
(4)    Fourth, (i) 96.5% to such Class A Limited Partner and (ii) 3.5% to the Class B Limited Partner, until the cumulative amount distributed to the Class A Limited Partner under Sections 4.2(b)(1), 4.2(b)(2), 4.2(b)(3) and this Section 4.2(b)(4) since inception of the Partnership is sufficient for such Class A Limited Partner to achieve a 10% IRR with respect to the aggregate Capital Contributions of such Class A Limited Partner;

(5)    Fifth, (i) 50% to such Class A Limited Partner and (ii) 50% to the Class B Limited Partner, until the cumulative amount distributed to the Class B Limited Partner under this Section 4.2(b) (in respect of such Class A Limited Partner) since inception of the Partnership equals 5% of the cumulative amount distributed to the Class A Limited Partner and the Class B Limited Partner (in respect of such Class A Limited Partner) under Section 4.2(b)(2), 4.2(b)(3), 4.2(b)(4) and this Section 4.2(b)(5);
(6)    Sixth, (i) 95% to such Class A Limited Partner and (ii) 5% to the Class B Limited Partner, until the cumulative amount distributed to such Class A Limited Partner under Sections 4.2(b)(1), 4.2(b)(2), 4.2(b)(3), 4.2(b)(4), 4.2(b)(5) and this Section 4.2(b)(6) since inception of the Partnership is sufficient for such Class A Limited Partner to achieve a 12% IRR with respect to the aggregate Capital Contributions of such Class A Limited Partner;
(7)    Seventh, (i) 50% to such Class A Limited Partner and (ii) 50% to the Class B Limited Partner, until the cumulative amount distributed to the Class B Limited Partner under this Section 4.2(b) (in respect of such Class A Limited Partner) since inception of the Partnership equals 6.5% of the cumulative amount distributed to such Class A Limited Partner and the Class B Limited Partner (in respect of such Class A Limited Partner) under Section 4.2(b)(2), 4.2(b)(3), 4.2(b)(4), 4.2(b)(5), 4.2(b)(6) and this Section 4.2(b)(7); and
(8)    Thereafter, (i) 93.5% to such Class A Limited Partner and (ii) 6.5% to the Class B Limited Partner.
4.3    Retention of Investment Revenues. The Partnership shall be permitted, in the sole discretion of the General Partner, to retain and not distribute some or all of the Investment Revenues for purposes of (a) satisfying any amounts then due and owing by any Partner to the Partnership, or as a reasonable reserve therefor; provided, that Investment Revenues retained to pay the amounts described in this clause (a) with respect to any Limited Partner shall only be retained from the Investment Revenues that would have otherwise been distributable to such Limited Partner or (b) paying any costs, expenses, obligations or liabilities payable by the Partnership, including through reimbursement of the General Partner or any of its Affiliates to the extent such amounts are then due and payable or as a reasonable reserve therefor.
4.4    Withholding. All payments made by the Partnership under this Agreement will be reduced by any tax or other amounts required to be withheld by the Partnership under applicable law. If the Partnership incurs any obligation to pay directly any amount in respect of taxes with respect to amounts allocated or distributed to one or more Partners, including but not limited to any “imputed underpayment” pursuant to 6225 of the Code, withholding taxes imposed on any Partner’s or former Partner’s share of the Partnership’s gross or net income and gains (or items thereof), income taxes, proceeds from the disposition or acquisition of a Partnership interest (including any Partnership obligation imposed under Section 1446(f) of the Code), interest and penalties or additions to tax (“Tax Liability”), or if the amount of a payment or distribution of cash or other property to the Partnership is reduced as a result of withholding by other parties in satisfaction of any such Tax Liability:
(a)    All payments by the Partnership in satisfaction of such Tax Liability and all reductions in the amount of a payment or distribution that the Partnership otherwise would have received shall be treated, pursuant to this Section 4.4, as distributed to those Partners or former Partners to which the related Tax Liability is attributable, as determined by the General Partner in its sole discretion;
(b)    Notwithstanding any other provision of this Agreement, subsequent distributions to the Partners shall be adjusted by the General Partner in an equitable manner so that, to the extent feasible, the burden of taxes withheld at the source or paid by the Partnership is borne by those Partners to which such Tax Liability is attributable; and
(c)    The General Partner in its sole discretion may cause any amount treated pursuant to this Section 4.4 as distributed to any Partner or former Partner at any time that exceeds the amount, if any, of distributions to which such Person is then entitled under this Agreement to be treated as a loan to such Person, and the General Partner shall give prompt written Notice to such Person of the amount of such loan.
4.5    Distributions in Kind. Distributions pursuant to this Article IV may be made in cash or other assets of the Partnership, as determined by the General Partner. The General Partner may request, but no Limited Partner shall be required to give, a proxy with respect to any securities so distributed to such Limited Partner in kind. Any non-cash assets distributed to a Partner will be deemed to have been distributed in an amount equal to the fair market value of such assets, as determined by the General Partner in its sole discretion. No Limited Partner, regardless of the nature of its Capital Contribution, shall have a right to demand and receive any distribution in any form other than cash.
4.6    Delaware Act. Notwithstanding anything in this Agreement to the contrary, the Partnership shall not make any distributions pursuant to this Agreement to the extent such distribution would be prohibited under the Act or other applicable law. A Partner who receives a distribution in violation of this Section 4.6, and who knew at the time of the distribution that the distribution violated this Section 4.6, shall be liable to the Partnership for the amount of the distribution. A Partner who receives a distribution in violation of this Section 4.6, and who did not know at the time of the distribution that the distribution violated this Section 4.6, shall not be liable for the amount of the distribution.
ARTICLE V
LIMITED PARTNERS
5.1    Limited Partners Not to Participate in Management. The Limited Partners will: (a) not participate or take part in the management of the Partnership’s business and affairs; (b) have no right or authority to act for or bind the Partnership; (c) have no right to call meetings of the Partners; and (d) have no approval, consent, or voting rights on any matter.
5.2    Additional Limited Partners. The General Partner can cause the Partnership to issue additional Interests and admit additional Partners on such terms and conditions as it determines to be appropriate. Any Person becoming a Partner pursuant to this Section 5.2 will be admitted to the Partnership upon its execution and delivery of such documents and contribution of such capital as the General Partner deems desirable. The issuance by the Partnership of an Interest to any new Partner or the increase of an Interest to any existing Partner shall not be subject to challenge by any existing Limited Partner.

5.3    Appraisal Rights. No Limited Partner shall have any appraisal rights with respect to its Interest (or any portion thereof) under any circumstances including circumstances in connection with (i) any amendment of this Agreement, (ii) any merger, consolidation or other business combination to which the Partnership is a party or (iii) the sale of all or substantially all of the Partnership’s assets, including, without limitation, any Partnership Sale.
5.4    Death, Bankruptcy, Dissolution, etc. The death, bankruptcy, insolvency, dissolution or other cessation to exist as a legal entity of a Limited Partner shall not, in and of itself, dissolve the Partnership.
5.5    Withdrawal. No Limited Partner shall have the right to voluntarily withdraw from the Partnership unless agreed to by the General Partner in its sole discretion.
5.6    Meetings of Partners. No regular, annual, special or other meetings of Partners are required to be held.
ARTICLE VI
GENERAL PARTNER; OTHER BUSINESS
6.1    Exclusivity. The General Partner has all of the rights, powers and obligations of a general partner of a limited partnership under the Act and otherwise as provided by law. Except as otherwise expressly provided in this Agreement or by law, the General Partner has the full, exclusive and complete right, power and discretion to operate, manage and control the Partnership and to make all decisions affecting Partnership affairs that the General Partner considers desirable to carry on the Partnership’s business.
6.2    Officers. The General Partner shall have the authority to appoint and terminate officers of the Partnership (each, an “Officer”) and retain and terminate employees, agents and consultants of the Partnership, at the Partnership’s expense, and to delegate such duties to any such officers, employees, agents and consultants as the General Partner deems desirable, including the power, acting individually or jointly, to represent and bind the Partnership in all matters, in accordance with the scope of their respective duties.
6.3    Partnership Representative. The General Partner will cause to be prepared and filed all necessary federal, state, local and foreign income, franchise, gross, receipts, payroll and other tax returns for the Partnership. The “partnership representative” of the Partnership within the meaning of Section 6223 of the Code (the “Partnership Representative”) will be selected by the General Partner. The General Partner is authorized to take (or cause the Partnership to take) such other actions as may be necessary pursuant to the Treasury Regulations or other guidance to cause any Person selected by the General Partner to be designated as the Partnership Representative and each Limited Partner agrees to consent to such designation to the extent requested by the General Partner. The Partnership Representative is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. The Partnership Representative shall have the authority and responsibility to arrange for the preparation of, and timely file, the Partnership’s tax returns, and may make any elections under Sections 6225 or

6226 of the Code in respect of certain matters related to any audit adjustments of the Partnership. Each Limited Partner further agrees that (i) such Limited Partner will not treat any Partnership item inconsistently on such Limited Partner’s U.S. income tax return with the treatment of the item on the Partnership’s U.S. income tax return (and such Limited Partner will not take any position on a foreign tax return that is inconsistent with the Partnership’s position in such jurisdiction) and (ii) such Limited Partner will not independently act with respect to tax audits or tax litigation affecting the Partnership, unless previously authorized to do so in writing by the Partnership Representative, which authorization may be withheld by the Partnership Representative in its sole discretion.
6.4    Exercise of Discretion. Any action or determination permitted or required to be taken or made by the General Partner will be taken or made by the General Partner (if at all) in its sole and absolute discretion.
6.5    General Partner Not Liable for Return of Capital Contributions. None of the General Partner or any of its Affiliates shall be liable for the return of the Capital Contributions of any Limited Partner, or for the distribution or any other amounts due and owing by the Partnership to any Limited Partner, and such return or other distribution shall be made (if at all) solely from the assets of the Partnership in accordance with the express terms of this Agreement, and each Limited Partner hereby waives, to the fullest extent permitted by law, any and all claims that he, she or it may have against the General Partner and its Affiliates in this regard.
6.6    Bank Accounts. The General Partner may from time to time open bank accounts in the name of the Partnership, and to designate any Person to be the sole signatory or signatories thereon.
6.7    Resignation; Removal. The General Partner may resign at any time by giving written Notice to the Partnership. The resignation of the General Partner as general partner of the Partnership shall be effective upon the admission of a successor General Partner selected and appointed by a majority of the Percentage Interests of the Class A Limited Partners (determined as of the most recent Valuation Date), which admission shall occur at the time such successor General Partner executes a counterpart of this Agreement or otherwise agrees to be bound by this Agreement as General Partner. The resignation of any Person as the general partner of the Partnership shall not affect such Person’s rights as a Limited Partner and shall not constitute a withdrawal of such Person as a Limited Partner unless such Person and the successor General Partner expressly agree otherwise. The General Partner may not be removed under any circumstances without its prior written consent.
6.8    Other Activities. The Partners and their Affiliates may engage in or possess an interest in other business ventures of every nature and description for their own account, independently or with others, including, without limitation, digital infrastructure business ventures, whether or not such other enterprises shall be in competition with any activities of the Partnership; and neither the Partnership nor the other Partners shall have any right by virtue of this Agreement in and to such independent ventures or to the income or profits derived therefrom.
6.9    Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon a certificate of the General Partner to the effect that it is then acting as the General Partner and upon the power of the General Partner as herein set forth.

ARTICLE VII
TRANSFERABILITY OF INTERESTS
7.1    General Prohibition Against Transfer.
(a)    Except as expressly permitted by Section 7.1(b), no Interest or portion thereof can be Transferred without the consent of the General Partner, which consent can be given or withheld, or made subject to such conditions as established by the General Partner, in its sole and absolute discretion. Any Transfer of an Interest made in contravention of the foregoing restriction shall be void ab initio and have no legal effect whatsoever.
(b)    So long as the General Partner determines that such Transfer will not cause an adverse legal, tax or regulatory consequence to the Partnership or any of the Partners, the General Partner shall Consent to each Class A Limited Partner Transferring its Interest in whole or in part to any Affiliate or Estate Planning Entity of such Class A Limited Partner; provided, that:
(1)    the transferor and proposed transferee execute and deliver to the General Partner a written instrument of Transfer (in form and substance satisfactory to the General Partner), which contains (A) the address and social security or taxpayer identification number of the proposed transferee (if any), (B)  an agreement by the transferee, to the extent required by applicable Law, to deduct and withhold any taxes required to be withheld by the transferee including, without limitation, pursuant to Section 1445 and Section 1446 of the Code and (C) the Interests to be Transferred;
(2)    the proposed transferee provides the General Partner with an appropriate, completed and executed IRS Form W-8 or Form W-9, as well as any other tax forms or information required by applicable law or deemed appropriate by the General Partner; and
(3)    any costs incurred by the Partnership or the General Partner in connection with the Transfer are paid by the transferor Limited Partner or the transferee to the Partnership (whether or not such Transfer is ultimately consummated).
Any Transfer permitted under this Section 7.1(b) shall represent a Transfer of a pro rata portion of the Class A Limited Partner’s Interest in all assets of the Partnership.
7.2    General Prohibition Against Pledge of Interest. No Interest can be pledged, hypothecated, or encumbered without the consent of the General Partner.
7.3    Drag-Along Right.
(a)    In the event that the General Partner desires to consummate a Partnership Sale to an unrelated and unaffiliated third party purchaser (the “Purchaser”), then the General Partner shall have the right to require each Limited Partner to, and each Limited Partner shall, (i) if such sale is structured as a sale of Interests, Transfer, or cause to be Transferred, to the Purchaser all of the Interests held by the Limited Partners, or (ii) if such sale is structured as a merger, consolidation or sale of all or substantially all of the assets of the Partnership, waive dissenters’ rights, appraisal rights or similar rights, if any, which the Limited Partners may have in connection therewith. The rights of the General Partner under this

Section 7.3 shall be exercisable by written notice delivered by the General Partner to the Limited Partners no later than 10 Business Days prior to the execution of a definitive agreement with regard to such Partnership Sale, which shall state (A) that the General Partner proposes to effect a Partnership Sale, (B) the proposed purchase price to be paid by the Purchaser pursuant to such Partnership Sale (the “Partnership Sale Consideration”) and (C) the other principal terms of such Partnership Sale.
(b)    Prior to or in connection with the closing of any such proposed Partnership Sale, each Limited Partner shall execute any purchase agreement or other certificates, instruments and other agreements required to consummate the proposed Partnership Sale, including making individual representations and warranties, which shall be borne solely by such Limited Partner, and requisite indemnifications to the Purchaser; provided, however, that any indemnification obligations and liabilities owed to the Purchaser by the Limited Partners (including any escrows, holdbacks or adjustments in purchase price) shall be made on a several (but not joint) basis, pro rata in accordance with the portion of the aggregate consideration payable in connection with such Partnership Sale to the Limited Partners, which shall be limited, with respect to each Limited Partner, to the aggregate consideration payable to such Person in connection with such Partnership Sale; provided, that, in the case of indemnification obligations and liabilities arising as a result of a breach of a representation or warranty relating specifically to a particular Limited Partner, such indemnification shall be borne solely by such Limited Partner. At the closing of any such proposed Partnership Sale, the Limited Partners shall deliver to the Purchaser (x) such instruments of transfer as shall be reasonably requested by the Purchaser with respect to the Interests to be Transferred, against payment of the purchase price therefor in such Partnership Sale (subject to any holdbacks, escrows or adjustments in purchase price) and (y) the Limited Partners’ Interests, free and clear of any liens or encumbrances (other than those created by this Agreement or under applicable securities laws). The General Partner and Limited Partners shall each use their reasonable best efforts to obtain all other necessary consents from third parties and take such other actions as may be reasonably necessary or reasonably requested by the General Partner to consummate any Partnership Sale. Prior to consummation of a Partnership Sale, the General Partner shall prepare and deliver to the Limited Partners an allocation schedule, allocating the Partnership Sale Consideration amongst the Limited Partners (the “Partnership Sale Allocation Schedule”), which allocation as between the Class A Limited Partners and the Class B Limited Partner shall be based on the total amount that would be distributed to the Class A Limited Partners and the Class B Limited Partner if the total Partnership Sale Consideration allocable to the Partnership was distributed among the Partners pursuant to Section 4.2(b) as of the closing date of the Partnership Sale. The Partnership Sale Allocation Schedule shall be prepared in the General Partner’s good faith judgment. If and when received, the Partnership Sale Consideration shall be allocated to the Limited Partners in accordance with the Partnership Sale Allocation Schedule. The Partnership Sale Allocation Schedule shall be final and binding on all Limited Partners absent manifest error.
(c)    In the event that a Partnership Sale is effectuated through a business combination (whether by way of merger, recapitalization or otherwise) or asset sale, the Partners shall take, or cause to be taken, all action, and do, or cause to be done, all things reasonably necessary, advisable or reasonably requested by the General Partner to consummate and make effective the business combination.
(d)    There shall be no liability on the part of the General Partner, any of its Affiliates or the Partnership to the Limited Partners or any of their respective Affiliates if any Partnership Sale is not consummated for any reason. For the avoidance of doubt, the determination of whether to effect a Partnership Sale in accordance with this Section 7.3 shall be in the sole and absolute discretion of the General Partner.
ARTICLE VIII
DISSOLUTION, LIQUIDATION OF THE COMPANY
8.1    Dissolution. The Partnership will be dissolved at any time there are no Partners and upon the occurrence of any of the following events:

(a)	the entry of a decree of judicial dissolution of the Partnership pursuant to the Act;

(b)	a determination by the General Partner to dissolve the Partnership; or

(c)	any other event causing dissolution of the Partnership under the Act.
8.2    Liquidation and Termination.
(a)    Upon dissolution of the Partnership, the Liquidator shall wind up the affairs of the Partnership as expeditiously as business circumstances allow and proceed within a reasonable period of time to sell or otherwise liquidate the assets of the Partnership and, after paying or making due provision by the setting up of reserves for all liabilities to creditors of the Partnership, distribute the assets among the Partners in accordance with the provisions for the making of distributions set forth in this Article VIII. Any Net Profits or Net Losses or other items realized in connection with the liquidation of the Partnership’s assets shall be allocated among the Partners pursuant to Article IV (taking into account any distributions to be made pursuant to this Section 8.2 and, if a distribution in kind is necessary, after allocating any Net Profits or Net Losses, realized or unrealized, attributable to such distribution).
(b)    No Partner shall be liable for the return of the Capital Contributions of other Partners; provided, that this provision shall not relieve any Partner of any other duty or liability it may have under this Agreement.
(c)    Upon liquidation of the Partnership, all of the assets of the Partnership, or the proceeds therefrom, shall be distributed or used as follows and in the following order of priority:
(1)    for the payment of the debts and liabilities of the Partnership and the expenses of liquidation;
(2)    to the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; and
(3)    to the Partners in accordance with Section 4.2.
(d)    When the Liquidator has complied with the foregoing liquidation plan (and provided that no reserves are then being held in connection with Section 8.2(c)(2)), the Liquidator shall execute, acknowledge and cause to be filed an instrument evidencing the cancellation of the Certificate, at which time the Partnership shall be terminated.
ARTICLE IX
LIABILITY; INDEMNIFICATION
9.1    Exculpation.
(a)    None of the General Partner, Partnership Representative, their respective Affiliates or any of such Persons’ respective former or current officers, directors, shareholders, partners, members, employees, agents or representatives (collectively, the “Indemnified Parties”) shall be liable to the Partnership or any Partner for any loss, damage or claim incurred by reason of any action taken or omitted to be taken by such Indemnified Party in good faith reliance on the provisions of this Agreement.
(b)    An Indemnified Party shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements (including financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Profits and Net Losses of the Partnership or any facts pertinent to the existence and amount of assets from which distributions might properly be paid) of the following Persons or groups: (a) one or more officers or employees of the General Partner or its Affiliates or (b) any attorney, independent accountant, appraiser, consultant or other expert or professional employed or engaged by or on behalf of the Partnership, in each case under this clause (b), as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in the Act.
9.2    Indemnification. To the fullest extent permitted by the Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Partnership to provide broader indemnification rights than the Act permitted the Partnership to provide prior to such amendment, substitution or replacement), the Partnership shall indemnify, hold harmless, defend, pay and reimburse each Indemnified Party against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Indemnified Losses”) to which such Indemnified Party may become subject by reason of: (a) any act or omission or alleged act or omission performed or omitted to be performed by such Indemnified Party on behalf of the Partnership, any Partner or any direct or indirect subsidiary of the Partnership in connection with its business; or (b) the fact that such Indemnified Party is or was acting in connection with the business of the Partnership as a Partner, any Affiliate of the foregoing or any member, stockholder, director, manager, officer, employee or agent of the foregoing Persons, or that such Indemnified Party is or was serving at the request of the General Partner as a partner, member, manager, director, officer, employee or agent of any of the Partnership’s subsidiaries or Investments. The General Partner may cause the Partnership, at its expense, to purchase insurance reasonably necessary to insure the Indemnified Parties against liability hereunder.
9.3    Advancement. The Partnership shall promptly advance (or, if such advancement is not permitted by the Act, reimburse) each Indemnified Party for Indemnified Losses (as incurred) of such

Indemnified Party in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding for which such Indemnified Party may be indemnified pursuant to this Article IX.
9.4    Non-Exclusive. The indemnification provided by Section 9.2 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of Section 9.2 shall continue to afford protection to each Indemnified Party regardless of whether such Indemnified Party remains in the position or capacity pursuant to which such Indemnified Party became entitled to indemnification under Section 9.2 and shall inure to the benefit of the executors, administrators, legatees and distributes of such Indemnified Party.
9.5     No Personal Liability. Any indemnification pursuant to Section 9.2 will be made only out of the assets of the Partnership (including the General Partner’s right, exercisable in its sole and absolute discretion, to call for Capital Contributions) and will in no event cause any Partner to incur any personal liability in excess of its Interest nor shall it result in any liability of any Partner to any third party; provided, that each Partner shall be obligated to return any amounts distributed to it in order to fund any deficiency in the Partnership’s indemnity obligations (and advancement of expenses in connection therewith) hereunder to the extent provided in Section 9.10. Nothing in this Article IX shall be construed so as to impose upon any Indemnified Party any liability in circumstances in which the liability arises from a written document the General Partner properly has entered into or caused the Partnership to enter into if the written document expressly limits liability thereon to the Partnership or expressly disclaims any liability thereunder on the part of any such Person.
9.6    Standard of Care. Whenever in this Agreement an Indemnified Party is permitted or required to make a decision (including a decision that is in such Indemnified Party’s “sole and absolute discretion” or under a grant of similar authority or latitude), the Indemnified Party shall be entitled to consider only such interests and factors as such Indemnified Party desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership, any Partner or any other Person. Whenever in this Agreement an Indemnified Party may be permitted or required to make a decision in “good faith,” the Indemnified Party shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other applicable law.
9.7    Severability. If this Article IX or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Party pursuant to this Article IX to the fullest extent permitted by any applicable portion of this Article IX that shall not have been invalidated and to the fullest extent permitted by applicable law.
9.8    No Fiduciary Duties. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Indemnified Party. Furthermore, to the maximum extent not prohibited by applicable law, each of the Limited Partners and the Partnership hereby waives any and all fiduciary duties that, absent such waiver, may exist under or be implied by applicable law, and in doing so, acknowledges and agrees that the duties and obligation of each Indemnified Party to any Limited Partner or to the Partnership are only as and to the extent expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Party otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Indemnified Party. ACCORDINGLY, THE LIMITED PARTNERS AND THE PARTNERSHIP AGREE THAT, TO THE FULLEST EXTENT NOT PROHIBITED BY THE ACT (I) FIDUCIARY DUTIES OF THE INDEMNIFIED PARTIES WITH RESPECT TO THE PARTNERSHIP ARE HEREBY ELIMINATED AND WAIVED AND DISCLAIMED, AND (II) DEFAULT FIDUCIARY DUTIES WILL NOT BE READ INTO THIS AGREEMENT OR OTHERWISE APPLY TO THE INDEMNIFIED PARTIES.
9.9    Survival. The foregoing provisions of this Article IX shall survive any termination of this Agreement or the withdrawal, termination or de-affiliation of any Indemnified Party. No amendment, modification or repeal of this Article IX that adversely affects the rights of an Indemnified Party to indemnification for Indemnified Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Indemnified Party’s entitlement to indemnification for such Indemnified Losses under Section 9.2 existing prior to such amendment, modification or repeal.
9.10    Return of Distributions If (a) the Partnership incurs any costs, expenses, losses, claims, damages, judgments, fines or liabilities (collectively, “Losses”) related to any indemnification, contribution or similar obligations arising out of any transaction contemplated by Section 7.3, or any direct or indirect sale, Disposition or Transfer of all or any portion of any Investment (including, without limitation, indemnification required by this Agreement) and (b) the Partnership does not have adequate liquid assets to satisfy such Losses, then the General Partner may require each Limited Partner and former Limited Partner to return distributions previously made to such Limited Partner pursuant to Section 4.2 or Section 8.2(c)(3) (by payment to the Partnership), to the satisfaction, payment and settlement of any such Loss in an amount equal to the amount, if any, by which aggregate distributions to each Limited Partner pursuant to Sections 4.2 and 8.2(c)(3) would have been reduced if (x) no distributions had been made by the Partnership prior to such Loss, (y) such Loss had been allocated among the Limited Partners pursuant to Article IV and (z) thereafter, distributions had been made by the Partnership to the Limited Partners pursuant to the applicable provisions of Section 4.2 as reasonably determined by the General Partner. The Partners acknowledge and agree that (1) the intent of the calculations described in this Section 9.9 is to put the Limited Partners, as nearly as practicable, in the same economic position they would have been in had all Losses been paid by the Partnership before any distribution was made to the Limited Partners pursuant to Section 4.2 or Section 8.2(c)(3) (i.e., in “reverse order of the waterfall”) ignoring for such purposes the impact on any IRR determined with respect to each Limited Partner and (2) the General Partner shall be entitled to interpret in good faith the provisions of this Agreement to make such allocations and give effect to the economic intent of this provision. Notwithstanding anything to the contrary in this Section 9.9, subject to the Act, (A) any amounts so returned by any Limited Partner will be credited to the Capital Account of such Limited Partner to the extent that any distribution to which such amounts relate was charged against such Capital Account at the time of such distribution; provided, however, that any such distributions returned to the Partnership pursuant to this Section 9.9 shall not be treated as Capital Contributions, (B) no Partner shall be required to return any distribution generated by an Investment following the third anniversary of the date such Investment was completely Disposed of by the Partnership unless, in the case of this clause (B), the General Partner has notified the Limited Partners of any contingent or actual claims on or before such third anniversary, in which case the obligation to return distributions pursuant to this Section 9.9 shall survive until such claims are resolved and (C) in connection with any Losses arising out of a transaction contemplated under Section 7.3, this Section

9.10 shall not be implemented in a manner that circumvents the requirements of Section 7.3(b) relating to how Limited Partners bear responsibility for indemnification obligations and liabilities. For purposes of this Section 9.9, an assignee of an Interest received from a Limited Partner will nevertheless be treated as a Limited Partner for the purpose of this Section 9.10.
ARTICLE X
AMENDMENTS
10.1    In General. This Agreement can be amended only in writing by the General Partner with the consent of Class A Limited Partners holding a majority of the Percentage Interests of all Class A Limited Partners (determined as of the most recent Valuation Date); provided, however, to the extent any amendment to this Agreement would disproportionately and adversely affect the Class B Limited Partner’s Interest in a material respect as compared to the impact such amendment would have on the Class A Limited Partners, such amendment shall only become effective as to the Class B Limited Partner with its prior consent.
ARTICLE XI
RECORDS AND ACCOUNTING; TAX MATTERS
11.1    Records and Accounting.
(a)    Fiscal Year; Taxable Year. The fiscal year and the taxable year of the Partnership will each be the calendar year.
(b)    Books and Records. The books and records of the Partnership shall be kept in a manner appropriate and adequate for the Partnership’s business. The Partnership shall maintain at its principal business office a copy of this Agreement and all of the other books and records required by the Act and other applicable law.
(c)    Inspection. Except as otherwise expressly provided herein, unless otherwise approved by the General Partner, Limited Partners shall only be entitled to the minimum information and right to inspect the Partnership’s books and records as is required by §17-305 of the Act to be provided to Partners and each Limited Partner shall be entitled to receive such information and access only if requested in writing; provided, however, that the General Partner may keep confidential from each Limited Partner, for such period of time as the General Partner deems desirable, any information that the General Partner believes (a) to be in the nature of trade secrets, (b) the disclosure of which is not in the best interests of the General Partner, the Partnership or their respective Affiliates, (c) the disclosure of which could damage the General Partner, the Partnership, their respective Affiliates or the business of any of the foregoing Persons, or (d) is required by law or by an agreement with a third party to be kept confidential. All requests for information or access shall be made in writing and shall specify the reasons for such request. The Partnership shall have 20 Business Days to respond to such request (or such longer period as may be reasonable under the circumstances given the volume or complexity of the request). The requesting Limited Partner shall reimburse the General Partner and the Partnership for all expenses incurred by the General Partner or the Partnership in order to provide such information or access (including expenses necessary to provide such information or access in a manner that is prudent in order to protect the interests of the General Partner, the Partnership or their respective Affiliates). The

Partnership shall have no obligation to generate information that does not exist nor organize information in a format that does not exist. The Partnership shall not have to respond to more than one request in any twelve month period made by the same Limited Partner. Notwithstanding the foregoing, no Limited Partner shall have any rights pursuant to this Section 11.1(c) after the date such Limited Partner ceases to be a Partner other than rights which such Limited Partner cannot waive pursuant to the Act. The Partners acknowledge and agree that they have bargained for and agreed to the provisions of this Section 11.1(c) and any other provisions of this Agreement which restrict access to information, that such provisions constitute a fundamental element of their agreement relating to the affairs of the Partnership, that such provisions limit rights of inspection otherwise available to them and that such provisions are intended to be enforceable notwithstanding any rights of inspection otherwise available under the Act or otherwise at law or in equity.
11.2    Tax Information. The Partnership will send to each Person who was a Partner at any time during a fiscal year of the Partnership, at the Partnership’s expense, a report that will include all necessary information required by such Person for the preparation of its U.S. federal, state and local income tax returns.
ARTICLE XII
SPECIAL POWER OF ATTORNEY
12.1    Appointment.
(a)    Each Limited Partner hereby makes, constitutes and appoints the General Partner, with full power of substitution and resubstitution, its true and lawful agent and attorney‑in‑fact for such Limited Partner and in its name, place and stead, to sign, execute, certify, acknowledge, file and record (i) the Certificate, (ii) all instruments amending, restating or canceling the Certificate, as the same may hereafter be amended or restated, that may be appropriate, and (iii) such other agreements, instruments or documents as may be necessary or advisable (A) to reflect the exercise by the General Partner of any of the powers granted to it under this Agreement, (B) to reflect the admission to the Partnership of any Partner admitted in accordance with this Agreement or an increase in the Interests of any Partner or the withdrawal of any Partner in the manner prescribed in this Agreement, (C) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement adopted in accordance with this Agreement and (D) that may be required of the Partnership or of the Partners by the laws of the State of Delaware or any other jurisdiction. Each Limited Partner authorizes such agent or attorney‑in‑fact to take any further action that such agent or attorney‑in‑fact shall consider necessary or advisable in connection with any of the foregoing, hereby giving such agent or attorney‑in‑fact full power and authority to do and perform each and every act or thing whatsoever requisite or advisable to be done in and about the foregoing as fully as such Limited Partner might or could do if personally present, and hereby ratifying and confirming all that such agent or attorney‑in‑fact shall lawfully do or cause to be done by virtue hereof.
(b)    With respect to each Limited Partner, the foregoing power of attorney:
(1)    is coupled with an interest, shall be irrevocable and shall survive the death, Disability or bankruptcy of such Limited Partner;

(2)    may be exercised by the General Partner either by signing separately as attorney-in-fact for such Limited Partner or, after listing all of the Limited Partners executing an instrument, by a single signature of the General Partner acting as attorney-in-fact for all of them; and
(3)    shall survive the delivery of a Transfer by such Limited Partner of the whole or any fraction of its Interest; except that, where the Transferee of the whole of such Limited Partner’s Interest has been admitted to the Partnership as a Substituted Limited Partner, the power of attorney of the Transferor shall survive the delivery of such Transfer for the sole purpose of enabling the General Partner to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.
ARTICLE XIII
REPRESENTATIONS AND WARRANTIES OF THE LIMITED PARTNERS; INDEMNIFICATION
13.1    Representations and Warranties by Each Limited Partner. Each Limited Partner (except as expressly provided in this Section 13.1) hereby represents and warrants to, and agrees with, the other parties hereto, as follows:
(a)    Independent Evaluation. Such Limited Partner is capable of evaluating the risks and merits of an investment in such Limited Partner’s Interest and of protecting its own interests in connection with this investment. Such Limited Partner has consulted, or had the opportunity to consult, with such Limited Partner’s own legal, tax and accounting advisors regarding all matters concerning an investment in the Partnership and the tax consequences of participating in the Partnership. Such Limited Partner has the financial ability to consummate the transactions contemplated by this Agreement (including the ability to fund the entire amount of all Capital Contributions required to be made by such Limited Partner under this Agreement).
(b)    Securities Law Requirements. Such Limited Partner is acquiring its Interest for investment purposes for its own account only and not with a view to or for sale in connection with any distribution of all or any part of such Interest. Such Limited Partner acknowledges that its Interest has not been registered under the Securities Act or qualified under the Delaware Securities Act, Del. Code Ann. §§ 7301 et seq., as amended, or any other applicable “blue sky” laws in reliance, in part, on such Limited Partner’s representations, warranties and agreements herein; such Interest constitutes “restricted securities” under the Securities Act in that such Interest will be acquired from the Partnership in a transaction not involving a public offering; and such Interest may be resold without registration under the Securities Act only in certain limited circumstances. Without limiting the representations and warranties set forth above, and without limiting the terms of Article VII, such Limited Partner will not make any Transfer of all or any part of its Interest that will result in the violation by such Limited Partner or by the Partnership of the Act, the Securities Act or any other applicable securities or other laws.
(c)    Tax Consequences. Such Limited Partner acknowledges that the tax consequences to it of investing in the Partnership will depend on such Limited Partner’s particular circumstances, and neither the Partnership nor the other Partners, nor the partners, members, managers, agents, officers, employees, consultants or Affiliates of any of them, will be responsible or liable for the tax consequences to such Limited Partner resulting from its investment in the Partnership. Such Limited Partner will look solely to, and rely solely upon, such Limited Partner’s own advisers with respect to the tax consequences of this investment.
(d)    No Assurance of Tax Benefits. Such Limited Partner acknowledges that there can be no assurance that the Code, the Treasury Regulations promulgated thereunder or any other applicable laws will not be amended or interpreted in the future in such a manner so as to deprive the Partnership and/or the Partners of some or all of the tax benefits they might now receive, or that some of the deductions claimed by the Partnership or the allocations of items of income, gain, loss, deduction or credit among the Partners may not be challenged by the U.S. Internal Revenue Service or other applicable taxing authorities.
(e)    Authorization. Such Limited Partner has all requisite capacity, power and authority to execute and deliver this Agreement. This Agreement constitutes a valid and binding obligation of such Limited Partner, enforceable against such Limited Partner in accordance with its terms. Such Limited Partner’s execution and delivery of this Agreement and the performance of the transactions contemplated hereby will not violate any applicable laws or any order, judgment or decree of any governmental, regulatory or self-regulatory authority applicable to such Limited Partner or any of its properties or assets.
(f)    No Conflicts. Such Limited Partner is not, and upon the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not be, in violation of any term of any employment contract, proprietary information agreement, noncompetition agreement, nonsolicitation agreement, confidentiality agreement or any other similar contract or any restrictive covenant relating to the right of any such Limited Partner to be employed or engaged by, or to be invested in, the Partnership because of the nature of the business conducted or to be conducted by the Partnership.
(g)    No Litigation. There are no claims pending or, to the best knowledge of such Limited Partner, threatened against such Limited Partner which could have an adverse effect on (i) such Limited Partner’s ability to fulfill his or her obligations under this Agreement or (ii) the validity of this Agreement or any transaction contemplated hereby.
(h)    Reaffirmation. Each Limited Partner shall be deemed to reaffirm each of these representations and warranties upon the making of each Capital Contribution by such Limited Partner to the Partnership.
ARTICLE XIV
MISCELLANEOUS
14.1    Title to Partnership Property. All property owned by the Partnership, whether real or personal, tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership of such property. The Partnership may hold any of its assets in its own name or in the name of a nominee, which nominee may be one or more individuals, corporations, partnerships, trusts or other entities; provided, however, that such nominee shall be at the direction of the Partnership.

14.2    Validity. Each provision of this Agreement shall be considered separate and, if for any reason, any provision(s) which is not essential to the effectuation of the basic purposes of this Agreement is determined to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not impair the operation of or affect those provisions of this Agreement which are otherwise valid. To the extent legally permissible, the parties shall substitute for the invalid, illegal or unenforceable provision a provision with a substantially similar economic effect and intent.
14.3    Governing Law. This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Delaware, excluding the conflict of laws provisions thereof. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.
14.4    Binding Agreement. This Agreement and all terms, provisions and conditions hereof shall be binding upon the parties hereto, and shall inure to the benefit of the parties hereto and, except as otherwise provided herein, to their respective heirs, executors, personal representatives, successors and lawful assigns.
14.5    Waiver of Action for Partition. Each of the parties hereto irrevocably waives during the term of the Partnership any right that it may have to maintain any action for partition with respect to any property of the Partnership.
14.6    Record of Limited Partners. The General Partner shall maintain at its office a record showing the names and addresses of all the Limited Partners. All Partners and their duly authorized representatives shall have the right to inspect such record.
14.7    Headings. All section headings in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section.
14.8    Terminology. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, the singular shall include the plural, and vice versa, as the context may require.
14.9    Counterparts. This Agreement may be executed in several counterparts and via facsimile or other electronic means, and all so executed shall constitute one Agreement, binding on all of the parties hereto, notwithstanding that all the parties are not signatories to the original or the same counterpart.
14.10    No Waiver. The failure of any Partner to seek redress for a violation or to insist on strict performance of, or to exercise any of its rights under, any provision of this Agreement will not constitute a waiver of any later act that would have constituted a violation of this Agreement or such Partner’s ability to exercise any such right in the future unless such waiver is expressly set forth in a writing signed by the waiving Partner.

14.11    Disclaimer. The provisions of this Agreement are not intended for the benefit of any creditor or other Person (other than a Partner in such Partner’s capacity as such) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Partnership or any of the Partners.
14.12    No Third Party Rights. This Agreement (other than, in respect of Indemnified Parties, Article IX) is for the sole and exclusive benefit of the General Partner and the Limited Partners, and their permitted successors and assigns. No other Person will have any rights under this Agreement, except, in respect of Indemnified Parties, under Article IX. Notwithstanding any other term of this Agreement, the consent of any Person who is not a party to this Agreement is not required for any amendment to, or variation, release, rescission or termination of, this Agreement.
14.13    Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and fully supersedes any and all prior or contemporaneous agreements or understandings between them pertaining to that subject matter.
14.14    Services to the Partnership. The parties hereto hereby acknowledge and recognize that the Partnership has retained, and may in the future retain, the services of various Persons and professionals, including legal counsel and accountants, for the purposes of representing and providing services to the Partnership in connection with the investigation, consummation and operation of the Investments or otherwise. The parties hereby acknowledge that such Persons and professionals may have in the past represented and performed and currently and in the future may represent or perform services for the General Partner or its Affiliates. Accordingly, each party hereto consents to the representation or provision of services by such Persons and professionals to the Partnership and waives any right to claim a conflict of interest solely on the grounds of such relationship.
14.15    Confidentiality.
(a)    Except as otherwise agreed by the General Partner, each Limited Partner shall maintain the confidentiality of (i) Non-Public Information, (ii) any information subject to a confidentiality agreement binding upon the General Partner or the Partnership of which such Limited Partner has written Notice and (iii) the identity of other Limited Partners and their Affiliates; provided, that each Limited Partner may disclose Non-Public Information (A) to its Affiliates, agents, professional consultants and investors upon notification to such Affiliate, agent, professional consultant or investor that such disclosure is made in confidence and shall be kept in confidence; provided, that such Limited Partner as a disclosing party shall be liable to the General Partner and the Partnership for the failure of any such Affiliates, agents, professional consultants or investors to comply with such confidentiality obligations in accordance with the terms of this Section 14.15(a), (B) to any of the Limited Partner’s administrators, directors, officers, managers, employees, legal counsel or auditors (collectively, its “Service Providers”), but only in furtherance of the Partnership’s business and only to the extent such Persons have a need for the information in connection with providing services to such Limited Partner; provided, that any such Service Provider shall either agree to maintain the confidentiality of the Non-Public Information in connection with the receipt thereof or shall be subject to an existing agreement or obligation (including professional responsibility standards) to the Limited Partner or the Partnership to maintain the confidentiality of such type of information or (C) after reasonable Notice to the Partnership and prior consultation with the General Partner (in each case, to the extent permitted by law) by such

Limited Partner, if, based on the written advice of legal counsel to such Limited Partner, such Limited Partner is compelled by court order or other legal process or in response to other governmentally imposed reporting or disclosure obligations including, without limitation, any act regarding the freedom of information to which it may be subject. As used in this Section 14.15(a), “Non-Public Information” means information regarding the Partnership (including information regarding any of its subsidiaries or any Investment), the General Partner or any of their respective Affiliates or any Person through which the Partnership holds any Investment, which is received by such Limited Partner pursuant to this Agreement, but does not include information that (i) was generally available to the public at the time such Limited Partner receives such information pursuant to this Agreement, (ii) subsequently becomes generally available to the public through no act or omission by such Limited Partner, its Affiliates, agents, professional consultants, investors or Service Providers or (iii) is communicated to such Limited Partner by a third party free of any obligation of confidence.
(b)    Notwithstanding anything herein to the contrary, except as necessary to comply with securities laws, each Limited Partner (and each Affiliate, officer, employee, agent, professional consultant, regulator and existing investor with a contractual obligation of confidentiality to such Limited Partner) may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the offering of limited partnership interests in the Partnership and all materials of any kind (including opinions or other tax analyses) that are provided to such Limited Partner relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the federal income tax treatment of the offering but does not include information relating to the identity of the Partnership or the General Partner.
(c)    Any obligation of a Limited Partner pursuant to this Section 14.15 may be waived by the General Partner in its sole discretion.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Partners have executed this Agreement as of the date first above written.
GENERAL PARTNER:
COLONY VALHALLA GP, LLC
By: __/s/ Justin Chang_______________
Name: Justin Chang
Title:     President
INITIAL LIMITED PARTNER:
COLONY CAPITAL ACQUISITIONS, LLC
By: __/s/ Donna Hansen_______________
Name: Donna Hansen
Title:     Vice President
CLASS A LIMITED PARTNERS:
MCG ANALOG, LLC
By: _/s/ Marc C. Ganzi________________
Name: Marc Ganzi
Title: Authorized Signatory
GANZI EXTENDED FAMILY TRUST
By: __/s/ Marc C. Ganzi__________
Name: Marc Ganzi
Title: Trustee
[Additional Signature Page Follows]

BJJ ANALOG, LLC
By: __/s/ Ben Jenkins_______________
Name: Ben Jenkins
Title: Authorized Signatory
CLASS B LIMITED PARTNER:
VALHALLA MANAGEMENT HOLDINGS, LLC

By: __/s/ Sureel Choksi______________
Name: __Sureel Choksi______________
Title: Authorized Signatory